Consent of Ernst & Young LLP, Independent
                        Registered Public Accounting Firm


We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 25 to File No. 33-12179; Amendment No. 28 to File No. 811-5040) of Total Return U.S. Treasury Fund, Inc., of our report dated December 23, 2005, included in the 2005 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

New York, New York
February 23, 2006